DATED THIS 1st DAY OF April 2021

BETWEEN

PRIMECH HOLDINGS PTE. LTD.
(Company Registration Number: 202042000N)

as Purchaser

AND

KWEK JIN NGEE, VERNON
(NRIC: S7145417G)

as Vendor

SHARE SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of 1,249,000 ordinary shares in the capital of

PRINCESTON INTERNATIONAL (S) PTE LTD
(Company Registration Number: 200305717C)

Contents

This SHARE SALE AND PURCHASE AGREEMENT ("Agreement") is made the 1st day of April 2021

BETWEEN:

(1) PRIMECH HOLDINGS PTE. LTD. (Company Registration No. 202042000N), a company incorporated in Singapore ("Purchaser");

AND:

(2) KWEK JIN NGEE, VERNON (NRIC: S7145417G) ("Vendor"),

BACKGROUND:

A. The Company (as defined below) is a company duly incorporated in Singapore under the Act (as defined below) and having the issued and paid up share capital as set out in Part 2 of Schedule 1.

B. The Vendor is the sole legal and beneficial owners of the entire issued and paid up share capital of the Company as set out in Part 2 of Schedule 1. The Vendor has good title to the said shares and the power to execute valid transfers in respect thereof.

C. The Vendor has agreed to sell the Sale Shares (as defined below) and to assume the obligations imposed on the Vendor under this Agreement.

D. The Purchaser has agreed to purchase the Sale Shares (as defined below) and to assume the obligations imposed on the Purchaser under this Agreement.

NOW THIS AGREEMENT WITNESSETH as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

Unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

"Act" means the Companies Act (Cap. 50);

"Accounts Date" means (i) with respect to the FY 2019 Accounts, means 31 December 2019 and (ii) with respect to the FY 2020 Accounts, means 31 December 2020;

"Affiliate" with respect to any person, means any other person directly or indirectly Controlling, Controlled by or under common Control with, the first-mentioned person. Where such person is an individual, "Affiliate" includes the spouse, children, siblings and parents of such individual;

"Bank" means DBS Bank Limited;

"Bank Account" means the following bank accounts maintained by the Company as at the date of this Agreement, which the Company shall continue to maintain as at the Completion Date:

Bank: DBS Bank Limited
Singapore Dollar Current Account,
Account Number 0159026914

"Business Day" means a day, other than a Saturday, Sunday or Singapore public holiday on which commercial banks are open for business in Singapore;

"Company" means Princeston International (S) Pte. Ltd. (company registration number: 200305717C) a private limited company incorporated in Singapore;

"Company NTA" means the dollar value of:

(a) the total assets of the Company, less (i) the value of its intangible assets (including goodwill) and less (ii) the total liabilities of the Company, to be determined based on the balance sheet of the Company as at 31 December 2020;

and net of:

(b) any dividends or distributions declared and paid after 31 December 2020 but before Completion;

"Completion" means the completion of the sale and purchase of the Sale Shares pursuant to Clause 6;

"Completion Date" means the date on which Completion takes place and shall be 1 April 2021 or such other date as may be agreed in writing by the Parties;

"Control" (including its correlative meanings, "Controlled by", "Controlling" and "under common Control") means, with respect to a company, the right to exercise, directly or indirectly, more than 50 percent. of the voting rights attributable to the shares of the controlled company and with respect to any person other than a company, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

"Consultant" means an individual providing services under a Consultancy Agreement;

"Consultancy Agreement" means an agreement other than a contract of employment, pursuant to which an individual provides services to a business;

"Electronic register of members" means the electronic register of members kept and maintained by the Registrar for private companies under the Act;

"Employees" means employees of the Company prior to Completion and "Employee" means any one of them;

"Employment Agreement" means the employment agreement between the Vendor and the Company substantially in the form as set out in Schedule 4, together with such amendments that the Purchaser and the Vendor may mutually agree;

"Encumbrance" means any claim, charge, lien, equity, third party right, option, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind, or any agreement, arrangement or obligation to create any of the foregoing;

"FRS" means the Financial Reporting Standards as prescribed by the Accounting Standards Council, as may be amended from time to time by the said Council;

"FY" or "Financial Year" means a financial year of the Company from time to time beginning on 1 January of a calendar year and ending on 31 December of the next calendar year;

"FY 2019 Accounts" means the annual financial statements of the Company for the 12-month period ended 31 December 2019;

"FY 2020 Accounts" means the annual financial statements of the Company for the 12 month-period ended 31 December 2020;

"GST" means goods and services tax charged pursuant to the Goods and Services Tax Act (Cap. 117A of Singapore);

"Guarantees" all corporate guarantees given by the Company to secure third party obligations;

"Intellectual Property" means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including,

where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

"IRAS" means the Inland Revenue Authority of Singapore;

"ITA" means the Income Tax Act (Cap. 134 of Singapore);

"Know-How" means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

"Liability to Tax" means any liability to make payment of Tax and includes:

(a) the loss or non-availability of, reduction in the amount of, or setting off against profits or against a Tax liability of, any Relief for whatever reason;

(b) the cancellation of, loss of, non-availability of, reduction in the amount of, or setting off against any Tax liability of, a right to repayment of Tax; and

(c) the setting off against profits or against a Tax liability (in either case in respect of which but for such setting off the Company would have had a liability to pay Tax in respect of which a claim could have been made under this Agreement) of any Relief which is not available before Completion but arises in respect of a Transaction or Transactions occurring after Completion,

and the amount of the Liability to Taxation shall in such cases be deemed to be equal to:

(i) in the case of a repayment, the amount of the repayment which would otherwise have been obtained; or

(ii) in the case of a Relief, the amount of Tax which would have been saved by the Relief but for such loss, non-availability, reduction or set-off, assuming that there are sufficient profits against which to set off the Relief lost on the basis of Tax payable at the average rate (weighted on a time basis) appropriate to the earliest period in respect of which Tax becomes payable which would not have been payable if the said Relief had not been lost, reduced or set off or, as the case may be, had been available;

References to "Liability to Tax" include Tax affecting the Company in respect of or arising from any Transaction completed after Completion in pursuance of a legally binding obligation or arrangement, incurred or entered into on or before Completion;

"Licences" means all licences, permits, consents, authorizations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authority necessary or desirable for the carrying on of the businesses of the Company;

"Losses" means all direct and indirect losses, liabilities, fines, penalties, costs (including legal costs and experts' and consultants' fees for investigation, defence and enforcement of this Agreement), charges, expenses, actions, proceedings, claims and demands;

"Material Contract" in relation to the Company, means any contract or arrangement which:

(a) is a lease, tenancy or licence entered into by the Company in relation to the use of any real property;

(b) is outside the ordinary and usual course of business and does not relate to the business of the Company but are important to its future operations;

(c) is not on commercial arms' length terms as at the date on which it is entered into;

(d) has a consideration or annual value in excess of $100,000.00;

(e) involves or would involve expenditure or liability in excess of $100,000.00 in absolute terms either on its own or when aggregated with contracts of similar nature;

(f) if terminated or not fulfilled substantially in accordance with its terms, would cause financial or operational difficulties to the Company;

(g) is important to (or has a significant impact on the profitability or revenue of) the Company and if terminated, may not be able to be adequately and promptly replaced on similar terms;

"Parties" means the Vendor and the Purchaser and a **"Party"** means each of them;

"Property" means the property situated 49 Tannery Lane #06-07 Noble Logistics, Singapore 347796

"Profits" for the purposes of Clause 8, includes income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been or treated as earned, accrued or received for Tax purposes;

"Purchase Price" shall have the meaning prescribed in Clause 3.1;

"Registrar" has the same meaning as in section 4(1) of the Act;

"Relief" means any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Tax;

"Sale Shares" in relation to each Vendor, means the number of Shares as set out against that Vendor's name in Column 2 of Part 1 of Schedule 1;

"Shares" means ordinary shares in the capital of the Company;

"Stamp Duty Documents" means (a) a working sheet computing the net asset value per Sale Share in the form prescribed by the Stamp Duty Branch of IRAS and signed by a director or a secretary of the Company and (b) such other documents as may be prescribed from time to time by the Stamp Duty Branch of IRAS for the purpose of assessing the stamp duty payable on a transfer of shares;

"Surviving Provisions" means Clauses 1, 10 and 11.3 to 11.15;

"$" and "Singapore Dollars" means the lawful currency of the Republic of Singapore;

"Tax" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory or governmental impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

"Tax Authority" means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

"Tax Claim" includes:

(a) any notice, demand, assessment, letter or other document issued or action taken by any Tax Authority or any other statutory, governmental, state, provincial or local governmental authority, body or official whosoever (whether of Singapore or elsewhere in the world); and

(b) any return, amended return, computation, accounts or any other documents required for the purposes of Tax,

from which it appears that a Liability to Tax has been or may be imposed on or suffered by the Purchaser or the Company or increased or further payment to such authority or body is required to be made;

"Transaction" includes any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of

any person for the purposes of any Tax and any change in accounting reference date.

"Transaction Document" means this Agreement, the Employment Agreement and any other document or agreement to be entered into pursuant to or in connection with this Agreement; and

"Vendor Warranties" means the representations and warranties of the Vendor as set out in Schedule 3 and the representations and warranties given by the Vendor under Clause 7.

1.2 Interpretation

(a) References to a statute or statutory provision include:

(i) that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

(ii) any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

(iii) any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

(b) References to "holding company", "subsidiary" and "related corporation" shall have the same meaning in this Agreement as defined in the Act.

(c) References to the Parties shall include their respective heirs, successors in title, permitted assigns and personal representatives.

(d) References to Clauses are to clauses and sub-clauses of this Agreement, references to Schedules are to the schedules of this Agreement. A cross reference to a clause number includes a reference to the sub-clauses. References to this "Agreement" include any recitals and Schedules.

(e) The expression, "to the best of the Vendor' knowledge" means "to the best of the knowledge, information and belief of any of the Vendor, after making all enquiries".

(f) The headings and sub-headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(g) Unless the context otherwise requires, words in the singular include the plural and vice versa. References to a gender include all genders.

(h) References to any "financial statements" shall include the directors' reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be

annexed to the financial statements of the company concerned to be laid before the Company in general meetings in respect of the accounting reference period in question;

(i) References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

(j) References to a "person" shall include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having a separate legal personality) and references to a "company" include any company, corporation or any body corporate, wherever incorporated;

(k) Any reference to "including" or "include" shall not be construed restrictively but shall mean, "including without prejudice to the generality of the foregoing" and "including, but without limitation"; and

(l) The liability of each Vendor under or pursuant to any of the provisions of this Agreement shall be joint and several.

2. AGREEMENT TO SELL AND PURCHASE SALE SHARES

2.1 Each Vendor shall sell and the Purchaser shall purchase from each Vendor, the Sale Shares, on and subject to the terms of this Agreement.

2.2 Each Vendor shall sell his Sale Shares free from Encumbrances and together with all rights and benefits attached to them as at Completion (including the right to receive all dividends or distributions declared, made or paid after Completion).

2.3 Each Vendor hereby unconditionally and irrevocably waives any and all rights of pre-emption he has on the transfer of the Sale Shares and shall procure and ensure that on or prior to Completion, any and all rights of pre-emption over all the Sale Shares are waived irrevocably and unconditionally by any persons entitled thereto.

3. PURCHASE PRICE

3.1 The consideration for the purchase of all the Sale Shares shall be an amount equal to the independent valuation report dated 15 March 2021 commissioned by Chartered Valuer, Mr Gerald Tan (NACVA No: 1018314) of the firm, Future Asia Advisory Pte Ltd, which Parties agrees of $1,100,000.00 ("Purchase Price"). The Vendor shall be entitled to the amount for his Shares as set out against that Vendor's name in column (4) of Part 1 of Schedule 1.

3.2 The Purchaser shall pay the Vendor a refundable security deposit of $200,000 ("Security Deposit") by issuing a cashier's order for $200,000.00 to the Vendor on the date of execution of this agreement. Whereas the balance of the Purchase Price after deducting the Security Deposit, shall be payable the Vendor upon Completion. The Purchaser shall be entitled to full refund of the Security Deposit in the event that the due diligence review of the Company is not of its satisfaction.

3.3 The Purchaser's payment of the total Purchase Price in accordance with Clause 3.2 shall constitute full discharge of its liability towards both Vendor in respect of their portion of the Purchase Price.

4. CONDITIONS PRECEDENT

4.1 The agreement to sell and purchase the Sale Shares is conditional upon satisfaction of the following conditions:

(a) the Vendor Warranties being complied with, true and accurate and not misleading, each as at the date of this Agreement and up to the Completion Date;

(b) none of the undertakings of the Vendor in Clauses 5.1 and 5.2 having been breached; and

(c) there being no present, pending or threatened claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration against the Company (or any person for whose acts or defaults the Company may be vicariously liable).

4.2 The Vendor shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clause 4.1. The Vendor undertake to notify the Purchaser forthwith upon the satisfaction of the conditions in Clause 4.1.

4.3 The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1 by notice in writing to the Vendor.

4.4 If any condition in Clause 4.1 is not satisfied or waived on or before the Completion Date, the Purchaser may, in its sole discretion terminate this Agreement (other than the Surviving Provisions) and neither the Vendor nor the Purchaser shall have any claim against the other under this Agreement, save for any claim arising from breach of any obligations contained in Clauses 4.2 and 7.3.

5. PRE-COMPLETION OBLIGATIONS

5.1 Vendor' obligations in relation to conduct of business

Each Vendor undertakes to procure and ensure that, between the date of this Agreement and Completion, the Company shall:

(a) carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement, unless otherwise agreed in writing with the Purchaser;

(b) maintain in force all existing insurance policies for the benefit of the Company and shall make all insurance claims promptly and in accordance with the requirements of the relevant insurance policies;

(c) maintain in force all existing Licences necessary for the conduct of the Company's businesses;

(d) preserve and maintain the Property in working order and condition (fair wear and tear excepted) and comply with the terms of all lease and bank facility agreements; and

(e) without prejudice to the generality of Clause 5.1(a), not without the prior written consent of the Purchaser:

(i) enter into, exercise any option in relation to, any agreement or arrangement or incur any commitment involving any capital expenditure in excess of $10,000 per item or in aggregate, in each case exclusive of GST or equivalent tax;

(ii) enter into, exercise any option in relation to, or amend, any agreement or arrangement or incur any commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary and usual course of business or which involves or may involve total annual expenditure in excess of $10,000, in each case exclusive of GST or equivalent tax;

(iii) acquire or dispose of, or agree to acquire or dispose of, any material asset or material stock, or enter into or amend any agreement or arrangement or incur any commitment to do so, in each case, involving consideration, expenditure or liabilities in excess of $10,000, in each case exclusive of GST or equivalent tax;

(iv) acquire or agree to acquire any shares or other interests in any company, limited liability partnership, partnership, trust or any other venture;

(v) give any loans or incur any additional borrowings or any other indebtedness;

(vi) re-purchase, consolidate or alter any share capital of the Company;

(vii) create, allot or issue any share capital or loan capital or any option to subscribe for the same;

(viii) declare or pay any dividend or other distribution to shareholders;

(ix) delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorized by the relevant creditors;

(x) amend to any material extent, any of the terms on which goods, facilities or services are supplied;

(xi) sell, convey, transfer, assign or charge or lease the Property or grant any rights or easements over the Property, or enter into any covenants affecting the Property or agree to do any of the foregoing;

(xii) in relation to employment:

(xii.i) amend any terms and conditions of employment of any Employee;

(xii.ii) provide or agree to provide any gratuitous payment or benefit to any Employee or his dependents;

(xiii.iii) dismiss any Employee;

(xii.iv) engage or appoint any additional employee;

(xiii) enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or to create any Encumbrance over any of its assets or undertakings in any such case;

(xiv) settle any insurance claim; or

(xv) change any accounting practices or policies or amend its constitution.

5.2 Co-operation with Purchaser

Without prejudice to the generality of Clause 5.1(a), prior to Completion the Vendor shall procure and ensure that:

(a) the Company shall collaborate with the Purchaser in relation to all material matters concerning the operations and management of the Company; and

(b) such representatives and advisers as the Purchaser requests may be designated to work with the Vendor and the Company with regard to the management and operations of the Company. The Vendor shall consult, and shall cause the Company to consult, with such representatives and advisers with respect to any action which may materially affect the business of the Company. The Vendor shall provide, and shall cause the Company to provide, to such representatives and advisers such information as they may reasonably request for this purpose.

5.3 Termination prior to Completion

Without prejudice to the Purchaser's right to claim damages or any other remedy, if prior to Completion, any Vendor is in material breach of any of his undertakings in Clauses 5.1 or 5.2, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement (other than the Surviving Provisions). Any failure to exercise the right to terminate this Agreement under this Clause 5.3 shall not constitute a waiver of any other rights of the Purchaser arising out of any such breach by the Vendor.

6. COMPLETION

6.1 Date and Venue

Subject to Clause 4, Completion shall take place at the offices of the Purchaser at 18 Howard Road, #10-01, Novelty BizCentre, Singapore (369585) or at such other venue as may be determined by the Purchaser on the Completion Date ("Completion").

6.2 Completion Actions

(a) On Completion the Vendor and the Purchaser shall comply with their respective obligations specified in Schedule 2.

(b) All actions referred to in Schedule 2 shall be undertaken simultaneously as a single transaction so that, at the option of the Party having interest in the performance of the relevant action, no action shall be deemed to have taken place until all other actions shall have been properly performed in accordance with the provisions of this Agreement.

6.3 Non-Compliance with Completion obligations

No Party shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed in accordance with this Agreement. If the Purchaser or any Vendor fails to comply with any of the obligations set out in Clauses 6.2 and Schedule 2, the Purchaser, in the case of non-compliance by any Vendor, or a Vendor, in the case of non-compliance by the Purchaser, shall be entitled to (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other:

(a) proceed to Completion so far as practicable having regard to the defaults which have occurred;

(b) defer Completion to a date not more than 20 days after the first Completion Date in which case the provisions of this Clause 6 shall apply to

Completion as so deferred, unless otherwise agreed in writing by all Parties; or

(c) terminate this Agreement (other than the Surviving Provisions) without any liability on its part.

6.4 Post-Completion Obligations

6.4.1 Discharge of Guarantees

The Vendor shall, within 3 months from Completion, procure the total discharge of all Guarantees.

7. WARRANTIES

7.1 Schedule 3 Warranties

(a) The Vendor warrants and represents to the Purchaser and its successors in title that the statements set out in Schedule 3 are true and accurate and not misleading as at the date of this Agreement and up to Completion.

(b) The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Vendor Warranties.

(c) The Vendor Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 3 or by anything in this Agreement.

(d) The liability of the Vendor under and the rights and remedies of the Purchaser in respect of the Vendor Warranties shall not be affected by any knowledge (actual, constructive or imputed) of the Purchaser as a result of the Purchaser's examination of the Company or otherwise.

7.2 Warranties on Vendor's Authority and Capacity and Ownership of Shares

The Vendor further warrants and undertakes to and with the Purchaser and its successors in title that:

(a) the Vendor has the power to enter into, perform and deliver and has taken all necessary action to authorize his entry into, performance and delivery of this Agreement and the Transaction Documents to which he is a party;

(b) the Vendor has full legal capacity and is not currently declared (by any court of competent jurisdiction or any other appropriate authority) to be bankrupt, incompetent or of unsound mind, and is of sound mind;

(c) this Agreement has been duly executed and delivered by the Vendor and, constitutes the legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms;

(d) the execution and delivery of, and the performance by the Vendor of his obligations under this Agreement and the Transaction Documents to which he is a party will not and are not likely to result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment, decree of any court, governmental agency or regulatory body to which the Vendor or the Company is a party or by which the Vendor or the Company or any of their respective assets are bound;

(e) the Vendor is and will on Completion be legally and beneficially entitled to and is able to transfer the Sale Shares to the Purchaser under this Agreement;

(f) the Sale Shares have been properly and validly issued and allotted and are each fully paid or credited as fully paid;

(g) the Sale Shares are and will on Completion be free from any Encumbrances whatsoever and of all restrictions affecting any of the rights attached to the Sale Shares;

(h) there is no agreement relating to the transfer of ownership of, or to any third party rights to, all or any part of the Sale Shares other than this Agreement;

(i) the Sale Shares are and will on Completion comprise 100 percent. of the whole of the allotted and issued share capital of the Company; and

(j) no third party consents is required for the sale of the Sale Shares and the transactions contemplated under this Agreement.

7.3 Update of Vendor Warranties as at Completion

The Vendor warrants and represents to the Purchaser and its successors in title that:

(a) the Vendor Warranties are, as at the date of this Agreement and down to and as at Completion Date true and accurate in all respects and not misleading, and such warranties shall be deemed repeated at Completion; and

(b) if after the signing of this Agreement and before Completion any event shall occur or matter shall arise which results or may result in any of the

Vendor Warranties being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the Vendor shall promptly notify the Purchaser in writing setting out full details of the matter prior to Completion and the Vendor (at their own costs) shall make any investigation concerning the event or the matter which the Purchaser may require.

7.4 Effect of Completion on Vendor Warranties

The Vendor Warranties and all other provisions of this Agreement in so far as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including any satisfaction and/or waiver of the conditions contained in Clause 4.1), except by a specific and duly authorized written waiver or release by the Purchaser.

7.5 Vendor's waiver of Rights against the Company

Save in the case of fraud, the Vendor undertakes to the Purchaser and to the Company and their respective directors, officers, agents and employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its directors, officers, employees or agents in connection with assisting the Vendor in the giving of any Vendor Warranties.

8. INDEMNITY

8.1 General Indemnity

(a) The Vendor covenants with the Purchaser to indemnify and save harmless the Purchaser or at its option, the Company from and against any and all Losses which the Purchaser or the Company (as the case may be) may at any time and from time to time sustain, incur or suffer by reason of any breach of any representation, warranty, covenants or undertaking given by the Vendor under this Agreement.

(b) Without prejudice to the generality of the foregoing Clause 8.1(a), the Vendor covenants with the Purchaser to indemnify and save harmless the Purchaser, or at its option, the Company from and against any and all Losses which the Purchaser or the Company (as the case may be) may at any time and from time to time sustain, incur or suffer in respect of:

(i) any failure to obtain any bank or customer or supplier's consent, where such consent is required, for the sale of the Sale Shares or the transactions contemplated by this Agreement;

(ii)any failure of the Vendor to procure the discharge of the Guarantees in accordance with Clause 6.4.2; and

(iii) any non-compliance or breach of the provisions of the Companies Act or the Personal Data Protection Act 2012 by the Company occurring prior to Completion Date.

8.2 Vendor's Tax Indemnity

(a) The Vendor agrees with and undertakes to the Purchaser to pay to the Purchaser or the Company, at the Purchaser's direction, on the due date for payment an amount equal to:

(i) any Liability to Tax of the Company:

(i.i) in respect of or arising from any Transaction effected or deemed to have been effected on or before Completion;

(i.ii) by reference to any profits earned, accrued or received on or before Completion;

(i.iii) in consequence of or resulting from or connected with (whether directly or indirectly) the Company being treated for GST purposes as a member of the same group for GST purposes as any other body corporate (ignoring for this purpose the Purchaser) during any GST accounting period ending on or before, or within 90 days after, Completion;

(ii) any Tax Claim in connection with any Liability for Tax of the Company from the date of its incorporation up to Completion, regardless of when such Claim was, is or will be commenced;

(iii) any liability of the Company to make a payment by way of reimbursement, recharge, indemnity, damages (whether for breach of contract or arising in tort) connected in any way with Tax:

(iii.i) in respect of or arising from any Transaction effected or deemed to be effected on or before Completion; or

(iii.ii) by reference to any profits earned, accrued or received on or before Completion; and

(iv) any Liability to Tax:

(iv.i) affecting the Company in respect of or arising from any Transaction completed after Completion in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into on or before Completion;

(iv.ii) or affecting the Company in respect of or arising from any combination or series of Transactions which includes

(aa) a Transaction outside the ordinary course of business effected before Completion; and

(bb) one or more Transactions effected after Completion which are either in the ordinary course of business or are effected in pursuance of a legally binding obligation or an arrangement,

in either case incurred or entered into on or before Completion and in either case whether or not conditional.

8.3 Due Date for Payment

The due date for payment in Clause 8.2(a) shall be as follows:

(a) where a liability of the Vendor under Clause 8.2 arises from a liability of the Purchaser or the Company to make a payment of Tax which has not been made as at the date of the Purchaser or the Company becoming aware of a Claim which could give rise to a liability under this Clause 8.2, the date falling seven Business Days before the latest date on which that Tax becomes payable to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing;

(b) in the case of any loss, non-availability, reduction or setting off of a Relief, the earliest date on which Taxation becomes payable to the relevant Tax Authority which would

not have been payable had the Relief not been lost, unavailable, reduced or set-off in respect of which date the Purchaser shall notify the Vendor as soon as reasonably practicable;

(c) in the case of the loss, reduction, setting off or non-availability of a repayment of Tax, the date falling seven Business Days after demand thereof by or on behalf of the Purchaser; and

(d) in any other case, including where payment of Tax has already been made, seven days after service by the Purchaser of a notice containing a written demand in respect of the matter for which the Vendor are jointly and severally liable, including in respect of any Tax that has already been paid and is therefore not covered by Clauses 8.3(a) and (b).

8.4 Effect of Discharge by the Company

For the avoidance of doubt, the Vendor shall remain liable in accordance with the terms of this Clause 8 notwithstanding any Tax giving rise to a liability to make payment under Clause 8.2 is or has been discharged or suffered by the Company, whether before or after the date hereof and whether by payment or by the loss or utilization of any Relief or right to repayment of Tax.

8.5 Exclusions

Notwithstanding any provisions of this Clause 8, the Vendor shall not have any obligation for any Liability to Tax:

(a) for which provision has been made, or of which the payment or discharge is appropriately reflected in the FY2019 Accounts and the FY2020 Accounts; or

(b) which arises as a result of any change after the Completion Date of (i) the date to which the Company make up its accounts or the bases, methods or the applied accounting policies of the Company, or (ii) in the law or in financial reporting or accounting standard or practice coming into force after Completion or (iii) of any rate of Tax after Completion.

9. NON-COMPETITION

9.1 Restrictions on Vendor

The Vendor undertakes with the Purchaser and the Company and their respective successors in title that each Vendor shall not, and shall procure that no Affiliate of such Vendor shall, in any Relevant Capacity during the Restricted Period:

(a) except in their capacity as employees of the Company, or of the Purchaser, or of any entity related to the Purchaser, or the Affiliates of the Purchaser, post Completion, directly or indirectly carry on, be engaged in or be economically interested in any business in the Prohibited Area which is of the same or similar type to the business of the Company carried on as of Completion Date and which is or is likely to be in competition with the business of the Company carried on as of the Completion Date, unless written disclosures are made by the Vendor and such disclosures are accepted by the Purchaser; or

(b) canvass or solicit the custom of any person who has, within two years prior to Completion Date, been a customer of the Company, in competition with the business of the Company as at the Completion Date; or

(c) except in their capacity as employees of the Company, or of the Purchaser, or of any entity related to the Purchaser, or the Affiliates of the Purchaser, post Completion, deal with or obtain or procure any supply from any person who has within two years prior to Completion Date been a supplier of the Company in relation to the business of the Company; or

(d) induce or seek to induce any employee of the Company to become employed, whether as employee, consultant or otherwise, by any of the Vendor or their Affiliates, whether or not such employee would thereby commit a breach of his contract of service.

9.2 Reasonableness of Restrictions

While the restrictions in Clause 9.1 are considered by the Vendor to be reasonable in all the circumstances, it is agreed that if any one or more such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company's legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or part of the wording thereof were deleted, restricted or limited in a particular manner then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

9.3 Interpretation

The following terms shall have the following meanings respectively in this Clause 9:

"Relevant Capacity" means for his own account or for that of any person (other than the Purchaser or the Company) or in any other manner and whether through the medium of any company controlled by him (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any Affiliate of such Vendor) or as principal, partner, director, employee, consultant or agent;

"Restricted Period" means 36 months commencing on Completion Date or such shorter period of time recognised by applicable law as being binding on a Vendor; and

"Prohibited Area" means Singapore.

9.5 Without prejudice to any other rights or remedies the Purchaser or the Company may have, the Vendor acknowledges and agrees that damages would not be an adequate remedy for any breach of Clause 9.2 and that the remedies of injunction,

specific performance and other equitable remedies are appropriate for any threatened or actual breach of the provision.

10. CONFIDENTIALITY

10.1 Announcement

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Company or any Vendor without the prior written approval of the Purchaser.

10.2 Non-Disclosure

(a) Subject to Clauses 10.1 and 10.2(b):

(i) the Vendor shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i.i) the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(i.ii) the negotiations relating to this Agreement (and any such other agreements);

(ii) the Vendor shall treat as strictly confidential and not disclose or use any information relating to the Company and any information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser and its Affiliates (except in his capacity as employee of the Purchaser or the Company and in the course of performing his duties as such employee).

(b) Clause 10.2(a) shall not prohibit the disclosure or use of any information if and to the extent:

(i) the disclosure is required by law, any regulatory body or any recognized stock exchange;

(ii) the disclosure or use is required to vest the full benefit of the Agreement in the Vendor;

(iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(iv) or the disclosure is made to a Tax Authority in connection with the Tax affairs of the Vendor;

(v) the disclosure is made to professional advisers or financiers of the Vendor provided that the Party shall procure that such professional advisers or financiers undertake to comply with the provisions of Clause 10.2(a) in respect of such information as if they were a party this Agreement;

(vi) the information is or becomes publicly available (other than by breach of this Agreement);

(vii) the disclosing Party has given prior written consent to the disclosure or use; or

(viii) the information is independently developed after Completion,

provided that prior to disclosure or use of any information pursuant to Clause 10.2(b)(i) or (iv), the Vendor concerned shall promptly notify the Purchaser of such requirement with a view to providing the Purchaser with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

11. OTHER PROVISIONS

11.1 Vendor's Liability

Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised by time or indulgence given by the Purchaser in its absolute discretion.

11.2 Further Assurances

The Vendor shall, and shall use his reasonable endeavours to procure and ensure that any necessary third party shall, from time to time execute such documents and perform such acts and things as the Purchaser may reasonably require to give the Purchaser the full benefit of this Agreement.

11.3 Whole Agreement

(a) This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

(b) In Clause 11.3 (a), this "Agreement" includes the Transaction Documents and all documents entered into pursuant to this Agreement.

11.4 Reasonableness

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 9 (Non-Competition) and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable.

11.5 Assignment

(a) Subject to Clause 11.5(b) this Agreement is personal to the Parties and accordingly, no Party may, without the prior written consent of all the other Parties, assign, hold on trust or otherwise transfer any right, interest, benefit or obligation arising under or out of this Agreement.

(b) The Purchaser may, without the consent of the Vendor, assign and transfer to any of its Affiliates the Purchaser's rights, interest and benefits under or arising out of this Agreement.

11.6 Third Party Rights

(a) A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (cap. 53B), to enforce any term of, or enjoy any benefit under, this Agreement provided always that:

(i) the Company shall be entitled to the benefit of and to enforce, Clause 6.4.1 (Transfer of Shares by Vendor), Clause 6.4.2 (Discharge of Guarantees); Clause 8 (Indemnity) and Clause 9 (Non-Competition);

(ii) the Company and its directors, officers, agents and employees shall be entitled to the benefit of and to enforce Clause 7.5 and Clause 6.4;

(iii) the Purchaser's Affiliates shall be entitled to enforce Clause 10 (Confidentiality).

(b) The consent of the Company and its directors, officers, agents and employees and the Purchaser's Affiliates are not necessary for any variation or amendment of this Agreement.

11.7 Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Vendor and the Purchaser.

11.8 Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Vendor and the Purchaser.

11.9 Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement.

11.10 Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty payable on the transfer of the Sale Shares.

11.11 Grossing-up of Indemnity Payments, GST

(a) Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, Clause 8) and that sum is subject to a charge to Tax in the hands of the recipient, the sum payable shall be increased to such sum as will ensure that after payment of such Tax (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

(b) Where any sum constituting an indemnity, compensation or reimbursement to any Party is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Tax suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

11.12 Notices

(a) Any notice or other communication in connection with this Agreement (each, a "Notice") shall be:

(i) in writing in the English language; and

(ii) delivered by hand, email, registered post or by courier using an internationally recognised courier company.

(b) A Notice to the Vendor shall be sent to the following address, or such other person or address as a Vendor may notify to the Purchaser from time to time:

<u>The Vendor</u>

KWEK JIN NGEE, VERNON

Address	:	570 MacPherson Road #02-14, Sky Green Condo Singapore (368237)
email	:	vernon_kwek@princeston.com.sg

(c) A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Vendor from time to time:

<u>The Purchaser</u>

PRIMECH HOLDINGS PTE. LTD.

Address	:	18 Howard Road, #10-01, Novelty BizCentre, Singapore (369585)
Attention	:	Director
email	:	Kinwai.Ho5@gmail.com

(d) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) 3 days after posting, if delivered by pre-paid registered post;

(ii) at the time of delivery, if delivered by hand or courier; or

(iii) at the time of successful transmission in legible form, if delivered by electronic mail.

11.13 Invalidity

(a) If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(b) To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 11.13(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 11.13(a), not be affected.

11.14 Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Vendor and the Purchaser may enter into this Agreement by executing any such counterpart.

11.15 Governing Law and Jurisdiction

(a) This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

(b) The Parties submit to the exclusive jurisdiction of the courts of Singapore.

SCHEDULE 1

Part 1:

NUMBER OF SHARES TO BE SOLD BY EACH VENDOR

S/N	(1) Name of Vendor	(2) Number of Sale Shares to be sold by Vendor	(3) Percentage of Total Issued Share Capital	(4) Purchase Price
1.	Kwek Jin Ngee, Vernon	1,249,000	100%	$1,100,000.00
	Total	1,249,000	100%	$1,100,000.00

Part 2:

PARTICULARS OF THE COMPANY

Name of the Company:	PRINCESTON INTERNATIONAL (S) PTE LTD
Company Registration Number:	200305717C
Registered Address:	49 Tannery Lane #06-07 Noble Logistics Singapore (347796)
Date and place of incorporation:	19 June 2006 Singapore
Total Issued Capital:	$1,249,000.00
Total number of issued shares:	1,249,000 ordinary shares, all of which are fully paid up
Shareholders:	Kwek Jin Ngee, Vernon: 1,249,000 Shares
Directors:	Kwek Jin Ngee, Vernon
Secretary:	Tean Bee Lay
Financial Year End:	31 December
Auditors:	CKS Associates

SCHEDULE 2

COMPLETION

1. **Vendor's Obligations**

1.1 **Delivery of Documents**

On Completion, the Vendor shall deliver or make available to the Purchaser the following:

(a) evidence of the due fulfilment of the conditions set out in Clause 4.1;

(b) transfers of the Sale Shares held by each Vendor duly executed by such Vendor in favour of the Purchaser accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing) and the Stamp Duty Documents;

(c) such waivers or consents as the Purchaser may require signed by members of the Company to enable the Purchaser or its nominee to be registered as a holder of the Sale Shares;

(d) subject to confirmation of payment of stamp duty by the Purchaser, certified true copy of documentary evidence of the lodgement with the Registrar of a notice of transfer of all the Sale Shares to the Purchaser;

(e) subject to confirmation of payment of stamp duty by the Purchaser, the new share certificate for all the Sale Shares in the name of the Purchaser;

(f) the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of the Company (duly written up-to-date);

(g) all the financial and accounting books and records of the Company and all documentation relating to the Property;

(h) where the terms of any contract contain any restrictions or prohibition on the change in control of the shareholdings and/or the board of directors of the Company or includes any right to terminate exercisable prior to or as a result of any matter contemplated by this Agreement, written confirmation in a form and on terms (if any) satisfactory to the Purchaser by the counterparties thereto, of the waiver of such restrictions or prohibition in relation to any such change arising from the transactions under this Agreement or of any such right to terminate;

(i) evidence reasonably satisfactory to the Purchaser of the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary or desirable for or in respect of the

proposed acquisition of the Company by the Purchaser having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies on terms satisfactory to the Purchaser and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals remaining in full force and effect;

(k) bank statements of all Bank Accounts of the Company as at the date of Completion;

(l) the Employment Agreement duly signed by Vendor; and

(m) written confirmation from the Vendor, on terms reasonably acceptable to the Purchaser, that none of them or their respective Affiliates, have any claims whatsoever against the Company or against each other inter-se, whether arising out of their shareholding in the Company or any arrangements they may have had amongst themselves inter se, and that there are no outstanding loans or advances made by the Company to any of the Vendor or their Affiliates or by any of the Vendor or their Affiliates to the Company.

1.2 Board Resolutions of the Company

On Completion, the Vendor shall procure and ensure the passing of board resolutions of the Company inter alia:

(a) approving the registration of the share transfers referred to in paragraph 1.1(b) of this Schedule subject only to their being duly stamped;

and shall hand to the Purchaser certified extracts of such resolutions.

2. Purchaser's Obligations

2.1 The Purchaser shall effect payment of the Purchase Price in the manner and within the time period specified in Clause 3.2.

SCHEDULE 3

VENDOR' WARRANTIES

1. **Company Information**

1.1 The Company is duly incorporated, validly existing and is in good standing under the laws of Singapore and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. The Company has no Subsidiary or associated company.

1.2 The Sale Shares and the Company

(a) The Vendor owns the sole title and interest in, and has good and valid title to, the number of Sale Shares as set out against such Vendor's name in column 2 of the table set out in Part 1 of Schedule 1 and is legally and beneficially entitled to sell and transfer to the Purchaser the full and lawful ownership of such number of Sale Shares on the terms of this Agreement, and has the right to exercise all voting and other rights over such shares.

(b) The Sale Shares held by the Vendor comprise 100 percent of the total issued and allotted shares in the Company, have been properly and validly issued and allotted and each are fully paid or credited as fully paid. All the share certificates of the Sale Shares which belong to any past shareholder have been cancelled pursuant to applicable laws, regulations and the constitution of the Company.

(c) No person has any right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(d) There are no Encumbrances on any of the Sale Shares.

(e) All consents for the transfer of the Sale Shares have been obtained or will be obtained by Completion Date.

(f) The Company does not:

(i) have any interest in, and has not agreed to acquire any share capital or other security referred to in paragraph 1.2(c) of any other company (wherever incorporated);

(ii) have any branch, division, establishment or operations outside Singapore.

(g) The particulars of the Company as set out in Part 2 of Schedule 1 are true, accurate and not misleading.

(h) The Company has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

(i) The Company has not been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets and no such restructuring is currently taking place or envisaged.

1.3 Constitutional Documents, Corporate Registers and Minute Books

(a) The copy of the constitution disclosed to the Purchaser prior to the date of this Agreement is a true and accurate copy of the constitution of the Company and there have not been and are not any breaches by the Company of its constitution.

(b) The registers, statutory books, books of account and other records of whatsoever kind of the Company:

(i) are up-to-date;

(i) are maintained in accordance with applicable law on a proper and consistent basis;

(ii) contain complete and accurate records of all matters required to be dealt with in such books and records; and

(iii) have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies and all other resolutions passed by the Company or any class of members or shareholders.

(c) All registers, books and records referred to in paragraph 1.3(b) and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in the possession (or under the control) of the Company.

(d) All financial statements, documents and returns required by law to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made on a timely basis.

1.4 Compliance with Companies Act

The Company has complied with all requirements of the Companies Act on the appointments of all previous and current directors, secretaries and auditors of the Company; and all such appointments were legal and valid. Without limiting the foregoing, all requisite written consents for such appointments have been obtained and no director, secretary or auditor were disqualified from acting in such position during the time of their appointment as director, secretary or auditor.

2. Financial Statements

2.1 FY2019 Accounts and FY2020 Accounts

(a) Each of the FY2019 Accounts and FY2020 Accounts has been prepared:

(i) in accordance with applicable law and in accordance with the accounting principles, standards and practices generally accepted at the date of this Agreement; and

(ii) subject to paragraph 2.1(a)(i), on a basis consistent with that adopted in preparing the annual financial statements of the Company for the previous three financial years.

(b) Each of the FY2019 Accounts and FY2020 Accounts gives a true and fair view of the assets, liabilities and state of affairs of the Company as at the relevant Accounts Date and of the profits or losses of the Company for the relevant period concerned.

(c) As at the relevant Accounts Date, each of the FY2019 Accounts and FY2020 Accounts:

(i) make full provision for all actual liabilities;

(ii) disclose all contingent liabilities; and

(iii) make provision reasonably regarded as adequate for all bad and doubtful debts.

2.2 Valuation of Stock and Work-in-Progress

The stock-in-trade and work-in-progress were valued in the FY2019 Accounts and FY2020 Accounts at figures not exceeding the amounts which could in the circumstances existing at the relevant Accounts Date reasonably be expected to be realised in the ordinary and usual course of carrying on the businesses of the Company (net of selling and distribution costs) valued in accordance with the FRS.

2.3 Non-Recurring Items

The profits and losses of the Company:

(a) for the three years ended on 31 December 2019 as shown by the FY 2019 Accounts and by the annual financial statements of the Company for the previous periods delivered to the Purchaser; and

(b) for the three years ended on 31 December 2020 as shown by the FY 2020 Accounts and by the annual financial statements of the Company for the previous periods delivered to the Purchaser;

and the trend of profits and losses shown by such financial statements have not (except as fairly disclosed in such financial statements) been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits and losses for all or any of such periods exceptionally high or low.

2.4 Tax

(a) Full provision or reserve has been made in the FY 2019 Accounts and FY2020 Accounts for all Tax liable to be assessed on the Company or for which it is or may become accountable in respect of:

(i) profits, gains or income (as computed for Tax purposes) arising or accruing or deemed to arise or accrue on or before the relevant Accounts Date; and

(ii) any transactions effected or deemed to be effected on or before the relevant Accounts Date or provided for in the FY 2019 Accounts or the FY2019 Accounts.

(b) Full provision for deferred taxation has been made in the FY 2019 Accounts and FY 2020 Accounts in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in Singapore.

3. Financial Obligations

3.1 Facilities

(a) Details of all facilities (including loans, derivatives, hedging arrangements and hire purchase agreements) outstanding or available to the Company, including all related documentation, have been disclosed in full in writing to the Purchaser on or prior to the date of this Agreement and there are no circumstances whereby the continuation of any such facilities might be

prejudiced or affected as a result of any transaction effected by this Agreement. The Company is in compliance with all terms and conditions governing such facilities.

(b) As at the date of this Agreement, there are no financial facilities (including loans, derivatives, hedging arrangements and hire purchase agreements) outstanding or available to the Company save for the facilities disclosed in full pursuant to paragraph 3.1(a). The amounts outstanding under the facilities have been disclosed to the Purchaser.

(c) The Company does not maintain any account with any financial institution other than the Bank Accounts.

3.2 Guarantees

Other than in the ordinary and usual course of business and Guarantees disclosed in writing to the Purchaser, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given:

(a) by the Company; or

(b) for the benefit of the Company,

nor is the Company liable, by virtue of any act or omission as director, or manager or director of another person, to pay all or part of the debts or liabilities of that person.

Information on all guarantees, indemnity, suretyship, or security (whether or not legally binding), including all documentation relating thereto, given by the Company or for the benefit of the Company have been disclosed in full in writing to the Purchaser. Upon execution of this Agreement, no new guarantees, indemnity, suretyship or security (whether or not legally binding), will be issued except with the Purchaser's prior written consent.

3.3 Borrowing Limits

(a) The amounts borrowed by the Company under overdraft facilities do not exceed the applicable overdraft limits.

(b) The amounts borrowed by the Company do not exceed any limitation on its borrowings contained in its constitution or in any agreement or instrument binding on it.

3.4 Off-Balance Sheet Financing

The Company has no outstanding loan capital, and has not factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type

which would not be required to be shown or reflected in the FY 2019 Accounts or Company FY 2020 Accounts.

3.5 Grants and Subsidies

(a) Details of all government authority investment grants, loan subsidies or financial aid received by or pledged to the Company ("Grants") have been disclosed in full in writing to the Purchaser on or prior to the date of this Agreement.

(b) The entering into, and the performance of, this Agreement and any of the documents to be entered into pursuant to or in connection with this Agreement, will not result in any breach of any terms and conditions of any Grant or the forfeiture or repayment of any such Grant.

(a) There are no current applications for authority investment grants, loan subsidies or financial aid.

(b) There are no circumstances in which any application for any grant, subsidy or financial aid might be rejected or in which any grant, subsidy or financial aid received or applied for by the Company might have to be wholly or partly forfeited or repaid.

3.6 No Undisclosed Liabilities

There are no liabilities, whether actual or contingent, of the Company other than:

(a) liabilities disclosed or provided for in the FY 2019 Accounts and FY 2020 Accounts; or

(b) liabilities incurred in the ordinary and usual course of business since 31 December 2020, none of which results or will result in a material adverse change in the financial or trading position or prospects or turnover of the Company.

4. Real Property

4.1 The Company does not lease, own, occupy or otherwise use any premises or land in connection with its businesses or have any interest (whether leasehold or otherwise) in any premises or land, save for the Property. The Property is used solely in connection with the Company's business and operations.

4.2 The Company is in possession and actual occupation of the whole of Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party

4.2 Lease

The Vendor is Lessee of a commercial strata unit located at 49 Tannery Lane #06-07 Noble Logistics, Singapore 347796, with lease tenure commencing from 1 May 2019 to 30 April 2022.

4.3 The Instruments of lease in respect of the Property are valid and subsisting and the Vendor has complied with the terms and conditions of the lease documents which are on its part to be observed or performed. Without prejudice to the foregoing, there is no action, dispute, claims or demands, whether actual, pending or threatened against the Company under or in connection with the lease documents.

4.4 No other agreements or instruments have been entered into between the Company and the Landlord which supplement, vary or modify the lease documents or any of them.

4.5 No notice of acquisition or intended acquisition of the Property (in whole or in part) has been served on the Company by any governmental or other competent authority.

4.6 Encumbrance

Save to the extent set out in the lease documents no part of the Property is subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption or licence in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement to give or create any of the foregoing.

4.7 Easements and Rights

(i) The Property enjoys access to and egress from roads which prior to the date of this Agreement have been adopted by the appropriate highway authority.

(ii) The Property drains into a public sewer and is served by water and electricity utilities. The wires and cables and other conducting media serving the Property are provided by utility companies.

(iii) There are no outstanding actions, disputes, claims or demands between the Company and any third party affecting the Property.

4.8 Statutory Requirements

(i) There is no outstanding statutory notice relating to the Property or any business carried on thereat or the use thereof, which could give rise to any costs, liabilities or other obligations binding upon the Company.

(ii) There is no outstanding monetary claim or liability in respect of the Property (whether in whole or in part) which could give rise to any costs, liabilities or other obligations binding upon the Company.

(iii) The current use of the Property is the permitted lawful use for the purposes of the Planning Act and all other applicable laws and regulations.

(iv) All necessary building regulation consents have been obtained both in relation to the current use of the Property and any alterations and improvements to them.

(v) The Company has complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Property and its use.

4.9 Condition of the Property

In relation to the Property:

(i) A fire certificate has been issued in respect of the Property and there has been no breach of the provisions or conditions contained therein;

(ii) The premises and structures therein are in good repair and adequate to carry out the business of the Company as carried out at the date of this Agreement;

(iii) The premises at the Property is in a good state of repair and conditions. None of the following has in the past three years affected the Property:

(a) structural defects in the Property or the premises therein or major defects in any drains, pipes, wires or services, in each case adversely impacting the operations of the Company's business and operations; and

(b) major flooding, subsidence or rising damp, wet or dry rot or any infestation, in each case, adversely impacting the operations of the Company's business and operations.

(iv) There are no development works, redevelopment works or fitting-out works outstanding.

(v) The Company has not received any adverse report from any engineer, surveyor or other professional relating to the Property and the Vendor is not aware of any predecessor in title having done so.

5. Assets

5.1 Ownership of Assets

All assets included in the FY 2020 Accounts or acquired by the Company or which have otherwise arisen since 31 December 2020:

(a) are legally and beneficially owned by the Company;

(b) are, where capable of possession, in the possession or under the control of the Company;

(c) are free from Encumbrances; and

(d) are not the subject of any factoring arrangement, conditional sale, hire purchase or credit agreement.

5.2 Receivables

None of the debts receivable or due to the Company which are included in the FY2020 Accounts or which have subsequently arisen:

(a) has been outstanding for more than 60 days from its due date for payment; or

(b) has been released on terms that the debtor has paid less than the full value of its debt;

and all such debts have realised or will realize in the normal course of collection their full value as included in the FY2020 Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts made in the FY2020 Accounts. For the avoidance of doubt, a debt shall not be regarded as realizing its full value to the extent that it is paid, received or recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

5.3 Plant and Machinery

The plant and machinery, vehicles and other equipment owned or used by the Company are in good repair and condition and in reasonable working order, have been regularly, consistently and properly maintained in accordance with good

industry practice and applicable laws and are not dangerous, obsolete, inefficient or surplus to requirements.

5.4 Stock

The stock-in-trade currently held by the Company is not excessive but is adequate in relation to the current trading requirements of the Company, is in good, undamaged and merchantable condition, is not obsolete, slow-moving or inappropriate and is capable of being sold in the ordinary and usual course of business in accordance with its current price list, without rebate or allowance to a purchaser.

5.5 Sufficiency of Assets

The property, rights and assets owned, leased, or otherwise used by the Company comprise all the property, rights and assets necessary or convenient for the carrying on of the business of the Company fully and effectively in the manner in, and to the extent to, which it is presently conducted.

6. Intellectual Property and Information Technology

6.1 Definitions

For the purposes of this paragraph 6:

"Business IP" means all Intellectual Property which has been used or intended to be used in the business of the Company; and

"Owned Business IP" means Business IP owned by the Company.

6.2 Ownership

(a) All Business IP is lawfully used with the consent of the owner under a valid off the shelf licence, the Company does not use any customised software and no claims have been made and no intellectual property applications are pending which if pursued or granted might be material to the truth and accuracy of any of the aforesaid.

(b) The Company maintains a policy requiring that upon its hire, employees of the Company execute confidentiality and intellectual property assignment agreements which prohibit such employees from disclosing the Company's trade secrets and confidential information without the written approval of an officer of the Company and which assign to the Company all Intellectual Property rights developed by such employees during the course of their employment with the Company.

6.3 **Registered Intellectual Property**

The Company does not have any Owned Business IP that is registered or the subject of applications for registration or renewal.

6.4 **Trade Marks**

The Company does not own any registered or unregistered trademarks.

6.5 **Infringement of Third Party Rights in Intellectual Property**

The process employed and the products and services dealt in by the Company do not and did not use, embody or infringe any rights or interests of third parties in Intellectual Property and no claims for infringement of any such rights or interests have been made by any third party.

6.6 **Licences**

In respect of the several licences and agreements (including all amendments, novations, supplements or replacements to those licences and agreements) use by the Company in the course of its business:

(a) they are in full force and effect, no notice having been given on either side to terminate them;

(b) no circumstances exist or have existed which would entitle a party to terminate or vary them;

(c) the obligations of all parties have been fully complied with and no disputes have arisen or are foreseeable in respect thereof; and

(d) where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Company's rights they have been so registered.

6.7 **Know-how**

There has been and is no misuse of Know-how by the Company and the Vendor have not made any disclosure of Know-how to any person other than the Purchaser, except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

6.8 **No assertion of moral rights**

No moral rights have been asserted or are likely to be asserted which would affect the use of any of the Business IP.

6.9 Patents

There are no patentable inventions made by employees of the Company and used or intended to be used in the business of the Company and there are no outstanding or potential claims against the Company under any contract or law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property.

6.10 Sufficiency of Business IP

The Business IP comprises all rights and interests in Intellectual Property necessary or convenient for the carrying on of the business of the Company in the manner in and to the extent to which it is present conducted.

7. Contracts

7.1 Validity and Enforceability, etc.

Each Material Contract is in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms. The Company is not, and to the best of the Vendor' knowledge, the other parties to the Material Contracts are not, in breach or violation of, or in default under, any Material Contract. No event has occurred or, to the best of the knowledge of the Vendor, is likely to occur, that would result in a breach of or default under, require any consent or other action by any person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under (in each case, with or without notice or lapse of time, or both), any Material Contract.

7.2 Capital Commitments

There are no capital commitments entered into or proposed by the Company.

7.3 Contracts

The Company is not a party to or subject to any contract, transaction, arrangement, understanding or obligation which:

(a) is not in the ordinary and usual course of business or that imposes unusual or onerous terms on the Company;

(b) is not wholly on an arm's length basis;

(c) is of a long term nature that is, incapable of termination in accordance with its terms by the Company without liability on three months' notice or less;

(d) is of a loss-making nature (that is, known to be likely to result in loss on completion or performance);

(e) cannot readily be fulfilled or performed without undue or unusual expenditure of money or effort;

(f) restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;

(g) involves an aggregate outstanding expenditure by it of more than $50,000, exclusive of GST or equivalent tax; or

(h) involves or is likely to involve the supply of goods and services, the aggregate sales value of which (exclusive of GST or equivalent tax) will be more than $200,000.

7.4 Distribution, Agency, Marketing and Sales Agreements

The Company is not and has not been party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement.

7.5 Joint Venture and other Agreements

The Company is not and has not agreed to become, a member of any joint venture, consortium, limited liability partnership, partnership or other unincorporated association.

7.6 Agreements with Connected Persons

(a) There is no indebtedness or other obligation or liability (actual or contingent) nor any claims or potential claims, or any indemnity, guarantee or security arrangement between the Company, on the one hand, and (i) any of the Vendor or any of their Affiliates, (ii) any current or former employee, (iii) current or former director or (iv) any current or former consultant of the Company, on the other hand.

(b) There are no existing contracts, arrangements or understandings between, on the one hand, the Company and, on the other hand, (i) any of the Vendor or their Affiliates, (ii) any person who is or was a shareholder of the Company or their Affiliates, (iii) the beneficial owner of any interest in the Company or their Affiliates, nor are there any such contracts, arrangements or understandings necessary or convenient for the Company to carry on its business in the manner and to the extent to which

it is presently conducted. Any such previous contracts, arrangements or understandings have been disclosed in full in writing to the Purchaser prior to the date of this Agreement.

(c) The Company is not and has not been party to any contract, arrangement or understanding with (i) any current or former employee (other than employment contracts on the usual terms between the Company and such employee) of the Company, (ii) any current or former director of the Company, (iii) any current or former consultant of the Company or (iv) any Affiliate of any of such persons or (v) any person in which any such person is interested (whether directly or indirectly).

7.7 Commission and Finder's Fees

No person is entitled to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares or any of the transactions contemplated under this Agreement.

7.8 Compliance with Agreements

(a) All the contracts and all leases, tenancies, licences, concessions and agreements of whatever nature to which the Company is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the Company and to the best of the Vendor' knowledge, by each other party to such contracts; and

(b) There are no grounds for rescission, avoidance or repudiation of any of such contracts or matters referred to in paragraph 7.8(a) and no notice of termination or of intention to terminate has been received in respect of any of them.

7.9 Customer and Supplier Contracts

To the extent no specific consents have been obtained from customers and suppliers of the Company for the sale of the Sale Shares and the transactions contemplated under this Agreement, this will not result in a termination of any contracts with such customers or suppliers or the Company being liable to such customers or suppliers for any damage, loss or expense.

7.10 Effect of Sale of the Sale Shares

Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to:

(a) cause the Company to lose the benefit of any right or privilege it presently enjoys;

(b) cause any person who normally does business with or gives credit to the Company not to continue to do so on the same basis;

(c) prejudicially affect the attitude or action of customers, suppliers, employees and other persons with regard to the Company;

(d) relieve any person of any obligation to the Company or enable any person to terminate any such obligation or any right enjoyed by the Company or to exercise any right under any agreement with the Company; or

(e) result in a breach of any agreement by the Company or in any present indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity or result in any Encumbrance under, any contract or arrangement to which the Company is a party.

8. Employees, Directors, Consultants and Benefits

8.1 Terms of Employment

(a) The Vendor have provided the Purchaser in writing with complete, accurate and current details, in relation to the Company, of:

(i) the total number of employees and a list of employees;

(ii) the salary and other benefits, periods of continuous employment, and age of each employee;

(iii) the terms of the contract of employment of each employee; and

(iv) the terms of any Consultancy Agreements.

(b) There have been no proposals to amend the terms of employment or the Consultancy Agreement of any employee or Consultant.

(d) Save as disclosed and provided to the Purchaser pursuant to paragraph 8.1 above, there is no agreement or arrangement with any director of the Company for the Company to pay any fees or any other form of compensation, and there are no prior, outstanding or potential future claims by any past or present directors of the Company in relation thereto.

8.2 Termination of Employment

(a) No employee or Consultant has given or received notice terminating his or her employment or Consultancy Agreement.

(b) There have been no proposals to terminate the employment or Consultancy Agreement of any employee or Consultant.

(c) All employment contracts with the Company may be terminated by either the Company or the employee by giving to the other no more than three months' prior written notice.

(d) No liability which remains undischarged has been incurred, and no liability may be incurred, by the Company for breach of any contract whether of employment or otherwise, or breach of any Consultancy Agreement with any employee, director of the Company or Consultant, including redundancy payments, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or director.

(e) The Company has not made or agreed to make any payment or provided or agreed to provide any benefit to any employee, director or Consultant or former employee, director or Consultant or any dependant of any such persons in connection with the proposed termination or suspension of employment or variation of any contract whether of employment or otherwise or Consultancy Agreement of any such employee, director or Consultant or former employee, director or Consultant.

(f) No employment agreement or Consultancy Agreement contains any restrictions or prohibition on the change in control of the shareholdings and/or the board of directors of the Company or includes any right to terminate exercisable prior to or as a result of any matter contemplated by this Agreement.

8.3 Labour Disputes

The Company is not involved in and there are no circumstances likely to give rise to, any strike or industrial or trade dispute or any dispute or negotiation regarding a claim with any trade union, works council, staff association or other similar organisation or other body (in any such case whether or not recognised by the Company for collective bargaining or other negotiating purpose) representing employees or former employees of the Company. The Company is not subject of any proceeding asserting that it has committed an unfair labour practice or seeking to compel it to bargain with any labour union or labour organization.

8.4 Collective Bargaining Agreements, etc.

The Company is not a party to or otherwise bound by any labour and collective bargaining agreements, contracts or other agreements or understandings with trade or labour unions or other representative bodies.

8.5 **Incentive Schemes**

The Company does not have in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit-sharing scheme or commission scheme for all or any of its directors or employees.

8.6 **Benefit**

The Company has no defined benefit or multiemployer pension plans. The Company has no post-retirement or post-employment health or welfare plans or agreements.

8.7 **Pending or Threatened Investigation**

There is no ongoing civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit pending or threatened against or involving the Company relating to labour law, nor have any such proceedings taken place or been settled and there are no such proceedings pending or threatened.

8.8 **Compliance**

The Company has been in compliance with all applicable laws, bye-laws and regulations regarding employment and the employment of foreign workers including employment practices, terms and conditions of employment, wages and hours of work, employment benefits, workplace health and environmental safety.

9. **Legal Compliance**

9.1 **Licences and Consents**

(a) All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities ("Licences") necessary or desirable for the carrying on of the businesses of the Company have been obtained, are not limited in duration nor subject to onerous conditions, are in full force and effect, do not contain conditions which would hinder the ordinary and usual course of business and have been and are being complied with.

Full details of the Company's Licences have been disclosed to the Purchaser in writing prior to the date of this Agreement.

(b) There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

(c) None of the Licences has been breached or is likely to be suspended, modified or revoked or not renewed (whether as a result of the entry into or completion of this Agreement or otherwise).

(d) No notices, reports or other filings are required to be made or effected by Vendor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Vendor from, any domestic or foreign governmental or regulatory authority, agency, commission, body or other governmental entity in connection with the execution and delivery of this Agreement by Vendor or the performance of their obligations in this Agreement.

9.2 Compliance with Laws

(a) The Company is and has been conducting the business of the Company in compliance with applicable laws, bye-laws and regulations and the Company is not and has not been, in breach of any such laws, bye-laws or regulations.

(b) There is no investigation disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or to the best of the Vendor' knowledge, anticipated against the Company or any person for whose acts or defaults it may be vicariously liable.

(c) The Company has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable law, bye-law or regulation, or requiring it to take or omit any action.

9.3 No Questionable Payments

None of the Vendor, directors, officers, agents, employees or other persons acting on behalf of the Company has been party (i) to the use of any of the assets of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to any foreign or domestic government officials or employees from such assets; (ii) to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; (iii) to the making of any false or fictitious entries in the books or records of the Company; or (iv) to the making of, or any offer to make, any bribe, rebate, payoff, influence payment, kickback, or other unlawful or undisclosed payment.

10. Environment

10.1 For the purposes of this paragraph 10:

"Environment" means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media, including man and his property;

"Environmental Law" means all statutes, common law, bye-laws, regulations and subsidiary or subordinate legislation, judgments, decisions, notices, orders, circulars and codes of practice issued thereunder to the extent that the same are in force concerning (i) the pollution or protection of, or compensation of damage or harm to, the Environment; (ii) occupational or public health and safety; (iii) emissions, discharges or releases into, or the presence in, the Environment of Hazardous Substances and (iv) the use, treatment, storage, disposal, transportation or handling of Hazardous Substances;

"Environmental Permit" means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law for the operation of the business of the Company on or before Completion; and

"Hazardous Substances" means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to public health or welfare or capable of causing a nuisance, including controlled, special, hazardous, toxic or dangerous wastes or pollutants.

10.2 The Company is conducting, and has conducted, the business of the Company in compliance with Environmental Law.

10.3 All Environmental Permits have been obtained, are in force and are being and have been complied with.

10.4 No circumstances exist which could result in any Environmental Permit being revoked, suspended, varied or limited or which might prejudice its renewal, nor are there any circumstances which require any further Environmental Permit to be obtained.

10.5 There is no ongoing civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit pending or threatened against or involving the Company relating to Environmental Law or Environmental Permits, nor have any such proceedings taken place or been settled and there are no such proceedings pending or threatened.

10.6 No operational or capital expenditure is likely to be required in order to comply with Environmental Law or any Environmental Permit or any environmental obligation under any contract or deed.

10.7 There is no pollution or contamination of the Environment at, on, in, under or emanating from any of the Property nor is there any pollution or contamination for which the Company could incur liability at, on, in, under or emanating from any property formerly owned, occupied or otherwise used in connection with or affected by the businesses of the Company or in which the Company formerly had an interest.

11. Anti-Competitive Agreements and Practices

11.1 The Company is not and has not been a party to any agreement, arrangement or concerted practice, and is not and has not been carrying on any practice material to the business of the Company:

(a) which in whole or in part may contravene or may be invalidated by any competition, anti-trust, fair trading, consumer protection, anti-dumping, state aid, or similar legislation in any jurisdiction;

(b) in particular and without prejudice to the generality of the foregoing, which in whole or in part contravenes Section 34 or Section 47 of the Competition Act;

(c) which is the subject of any investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Company in connection with any actual or alleged infringement of the legislation referred to in paragraph 11.1 (a) or (b) and there are no circumstances likely to give rise to any such investigation, disciplinary proceeding or enquiry;

(d) which is the subject of any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body responsible for enforcing the legislation referred to in paragraph 10(a) or (b) and has not agreed to any terms, conditions or remedies to such court, tribunal, arbitrator, governmental agency or regulatory body which may affect the conduct of the business of the Company; or

(e) in respect of which any filing, registration or notification is required or is advisable pursuant to the legislation referred to in paragraph 11.1(a) or (b) (whether or not the same has in fact been made).

12. Litigation

12.1 Current Proceedings

The Company (or any person for whose acts or defaults the Company may be vicariously liable) is not involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds $10,000 and the claims referred to in paragraph 5.2 of this Schedule).

12.2 Pending or Threatened Proceedings

No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against the Company (or any person for whose acts or defaults the Company may be vicariously liable).

12.3 Circumstances likely to lead to claims

There are no investigations, disciplinary proceedings, notice or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

12.4 No Court Orders

Neither the Vendor nor the Company, nor any of the properties, assets or operations which they own or in which they are interested, is subject to any continuing injunction, judgment or order of any Court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any Court.

13. Insurance

13.1 Particulars of Insurances

The insurances of the Company, including motor vehicle, fire and casualty, general liability, business interruption, product liability, defect liability and sprinkler and water damage insurance policies ("Insurance Policies") provide adequate coverage for all risks incident to the business of the Company and their respective properties and assets and are in compliance with all legal and contractual requirements. The Company has not received any written notice of cancellation of any Insurance Policy.

13.2 Details of Insurance Policies

In respect of the insurances referred to in paragraph 13.1:

(a) all premiums and any related insurance premium taxes have been duly paid to date;

(b) all the policies are in full force and effect;

(c) no act, omission, misrepresentation or non-disclosure by or on behalf of the Company has occurred which makes any of these policies void, voidable or unenforceable;

(d) no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise;

(e) there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy;

(f) all conditions precedent applicable to the Company are complied with;

(g) there are no special or unusual limits, terms, exclusions or restrictions in any of the policies; and

(h) the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums.

13.3 Insurance Claims

No insurance claim is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

13.4 Claims Refused

No claim has been refused or settled below the amount claimed.

14. Products

14.1 To the best of the Vendor's knowledge, the Company has not designed, manufactured, sold, distributed or supplied products or services which are, or were, or are likely to become, or are alleged to be, faulty, defective or contaminated, or which do not comply with any warranties or representations expressly or impliedly made by the Company, or with any relevant law.

14.2 There have not been any product recalls, reworks or post-sale warnings issued by the Company or by agents acting on its behalf relating to any product designed, manufactured, distributed, sold or supplied by it nor any internal investigation or consideration by the Vendor or by the Company of or decision concerning whether or not to do so.

15. Tax

15.1 Returns, Information and Clearances

(a) All returns, computations, notices and information which are or have been required to be made or given by the Company for any Tax purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct, and (ii) none of them is, or is likely to be, the subject of any dispute with IRAS or other Tax authorities.

(b) The Company is in possession of sufficient information to enable it to compute its liability to Tax insofar as it depends on any Transaction occurring on or before Completion.

(c) No Transaction has been effected by the Company in respect of which any consent or clearance from the relevant Tax authorities or other governmental authorities was required or was or could have been sought (i) without such consent or clearance having been validly obtained before the Transaction was effected, (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance, and (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

(d) All particulars furnished to the relevant Tax authorities or other governmental authorities, in connection with the application for any consent or clearance by the Company, fully and accurately disclosed all facts and circumstances relevant to the decision of the relevant Tax authorities.

(e) There are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the relevant Tax authorities or the governmental authority concerned.

(f) The Company has not taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the relevant Tax authorities.

15.2 **Penalties and Interest**

The Company has not and none of the directors or officers of the Company has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Tax.

15.3 **Tax Claims, Liabilities and Reliefs**

(a) There is no outstanding liability to Tax and there are no circumstances likely to give rise to such a liability.

(b) Details of all matters relating to Tax in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to make any claim (including a supplementary claim) for relief; any election, including an election for one type of relief, or one basis, system or method of Tax, as opposed to another; any appeal or further appeal against an assessment to Tax; any application for the postponement of, or payment by instalments of, Tax; or to disclaim or require the postponement of any allowance or relief, have been provided to the Purchaser in the Disclosure Letter. Such details are sufficient to enable the Purchaser to procure and ensure that any time limit to such entitlement expiring after Completion can be met.

(c) No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Completion.

(d) The Company is not and will not become liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding thereto) in consequence of the failure by any other person to discharge such Tax within any specified period or otherwise, where such Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

(e) The Company has not taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with IRAS or other Tax authorities.

(g) The Company does not have any agreement, arrangement or election with IRAS or other Tax authorities pursuant to which the Company is authorised not to comply with what, but for such arrangement or agreement, would be its statutory obligations.

(h) The Company does not own and has not agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

(i) The Company has not disposed and has not agreed to dispose of any asset, and has not provided or agreed to provide any services or facilities (including the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm's length basis.

(j) The Company has not incurred a loss on the disposal or deemed disposal of an asset (other than trading stock) in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

15.4 Company Residence

The Company has been resident for tax purposes in Singapore and nowhere else at all times since its incorporation and will be so resident at Completion.

15.5 Deductions or withholdings from Payments

The Company has complied in all respects with all statutory provisions relating to Tax and requiring the deduction or withholding of Tax from any payment made by it, and has properly accounted for, and remitted or paid to IRAS or other Tax authorities within the time required.

15.6 Anti-avoidance Provisions

The Company has not since its incorporation engaged in, or been a party to, any Transaction or series of Transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Tax.

15.7 GST

(a) The Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to GST, including (for the avoidance of doubt) the terms of any agreement reached with the relevant Tax authorities.

(b) The Company has not at any time been a member of a group made pursuant to Section 30 of the Goods and Services Tax Act, Chapter 117A

of Singapore and Part II of the Goods and Services Tax (General) Regulations.

15.8 **Stamp Duty**

All documents to which the Company is a party or which form part of the Company's title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of Singapore have been duly stamped and (where appropriate) adjudicated.

16. **Data Protection**

16.1 The Company has:

(i) complied in all respects with the Personal Data Protection Act 2012 ("PDPA") and its regulations;

(ii) satisfied any requests for access to personal data subject to the requirements of the PDPA;

(iii) established the procedures necessary to ensure continued compliance with the PDPA.

16.2 The Company has not received any:

(i) notice or complaint alleging non-compliance with the PDPA (including any enforcement notice);

(ii) claim for compensation for loss or unauthorised disclosure of personal data; or

(iii) notification of an application for rectification or erasure of personal data,

and there are no circumstances which may give rise to any such notice, complaint, claim or notification.

17. Important Business Issues Since the Accounts Date Since the 31 December 2020 as regards the Company:

17.1 there has been no material adverse change in the properties, assets or liabilities, the financial or trading position or the prospects and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

17.2 there has been no merger or consolidation between the Company and any other corporation, general or limited partnership, limited liability company, joint venture, organization or other entity of any kind or nature;

17.3 the business has not been materially and adversely affected by any abnormal factor whether or not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effect;

17.4 the business has been carried on as a going concern in the ordinary and usual course, without any interruption or alteration in its nature, scope or manner;

17.5 no material capital commitments have been entered into or proposed by the Company. For these purposes a material capital commitment is one involving capital expenditure of over $10,000 exclusive of GST or equivalent tax;

17.6 the business has not been materially and adversely affected by the loss of any important customer or source of supply and there are no facts or circumstances which are likely to give rise to any such effects. For these purposes, an important customer means a customer which in either of the two financial periods immediately preceding the Company Accounts Date accounted for 5 percent. or more of the annual profit of the Company; an important source of supply means one which in either of the two financial periods immediately preceding the Company Accounts Date supplied goods of a value of 20 percent. or more of Company's annual turnover;

17.7 the Company has not declared, made or paid any dividend or other distribution to its members;

17.8 the Company has not issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

17.9 the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

17.10 the Company has not acquired assets outside the ordinary course of business;

17.11 the Company has not incurred any additional borrowings or incurred any other indebtedness in each case in excess of $20,000;

17.12 the Company has not increased the compensation payable or to become payable to its officers or employees outside the ordinary and usual course of carrying on the businesses of the Company;

17.13 there has been no change in any method of financial accounting or accounting practice by the Company except for any such change required by changes in FRS or applicable law;

17.14 there has been no increase or decrease in the level of the stock-in-trade and work-in-progress of the Company;

17.15 no credit note or return exceeding $10,000 in relation to sales of the Company have been issued; and

17.16 there has been no agreement to do any of the foregoing in this paragraph 16.

18. Disclosure of Information

All information contained in this Agreement and all other information which has been given in writing or made available by or on behalf of the Vendor or the Company to the Purchaser or its respective agents, employees or professional advisers in the course of the negotiations leading to this Agreement or in the course of any due diligence or other investigation carried out by or on behalf of the Purchaser prior to entering into this Agreement was when given and remains true, complete and accurate in all respects and not misleading and the Vendor are not aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares or the price at or terms upon which the Purchaser would be willing to purchase it.

19. Insolvency

19.1 The Company is not insolvent or unable to pay its debts, including its future and prospective debts or otherwise and the Company will not become insolvent or unable to pay its debts as a result of the Vendor entering into this Agreement.

19.2 The Company has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

19.3 Neither the Company nor any director, secretary or creditor of the Company has presented any petition, application or other proceedings for judicial management, creditors' voluntary arrangement or similar relief by which the affairs, business or assets of the Company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body, or by any director, secretary or creditor or by the Company itself nor has any such order or relief been granted or appointment made.

19.4 No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Company or whereby the assets of the Company are to be distributed to creditors or shareholders or other contributories of the Company.

19.5 **No arrangement, procedure, step, order, petition, application, resolution or meeting, analogous to those described at paragraphs 18.1 to 18.4 of this Schedule, has occurred, commenced or been taken or made in any jurisdiction.**

19.6 **No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of the Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.**

19.7 **No creditor of the Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Company or is likely to do so in the immediate future.**

19.8 **The Company is not in default of any of its obligations in relation to any of the financial facilities.**

19.9 **The Company has not by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.**

IN WITNESS WHEREOF the Parties have entered into this Agreement the day and year first above written.

Signed by KHAZID BIN OMAR for and on behalf of PRIMECH HOLDINGS PTE. LTD in the presence of:	)))	______________________

____

Name of Witness: Tan Siew Cheng

Signed by KWEK JIN NGEE, VERNON in the presence of:-	))	______________________

____

Name of Witness: Tan Siew Cheng

[SIGNATURE PAGE TO THE SHARE SALE AND PURCHASE AGREEMENT]